EXHIBIT 99

FOR IMMEDIATE RELEASE

BAXTER ANNOUNCES HARRY KRAEMER TO RESIGN AS CHAIRMAN AND CEO

DEERFIELD, Ill., January 26, 2004 — Baxter International Inc. (NYSE: BAX) announced today that Harry M. Jansen Kraemer, Jr. has decided to resign as Chairman and CEO of the company. Kraemer has agreed to remain as Chairman and CEO until his successor is named. The Board of Directors is commencing a search immediately to identify a replacement.

“Given the challenges the company has faced during the last year, I felt it was best for Baxter that I step down at this time,” said Kraemer. “I feel blessed to have been part of the Baxter team during the past 21 years, including the last five as Baxter’s CEO. I will do everything I can to ensure a smooth transition to my successor to position Baxter well for the future.”

Baxter’s lead director, Thomas T. Stallkamp, said on behalf of the Board of Directors, “The Board has accepted Harry Kraemer’s decision to resign after a long and distinguished career at Baxter. We very much appreciate his important contributions to the company over the years, particularly during his tenure as Chairman and CEO. The Board intends to move quickly to conduct and conclude a successful search for a new CEO. Through this period of transition, we will ensure the necessary steps are taken to position the company strongly for the benefit of customers, patients, investors and employees – now and for the long term.”

Kraemer, 49, has been with Baxter for more than 20 years, having served as CEO since 1999 and as Chairman since 2000.

The company will summarize its fourth quarter and full year 2003 financial performance during its previously scheduled earnings conference call on January 29, 2004. The company expects its fourth quarter and full year 2003 results to be in the range of guidance that it provided in its December 23, 2003 news release.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

This news release contains forward-looking statements that involve risks and uncertainties, including the effect of economic conditions, actions of regulatory bodies, product development risks, product demand and market acceptance, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

FOR ADDITIONAL INFORMATION:

Media Contact: Deborah Spak, (847) 948-2349 Sally Benjamin Young, (847) 948-2304 Investor Contacts: Neville Jeharajah, (847) 948-2875 Mary Kay Ladone, (847) 948-3371

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